Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
November 5, 2014

BELMOND LTD. REPORTS THIRD QUARTER 2014 RESULTS

•
Same store revenue per available room (“RevPAR”) up 2% in U.S. dollars and local currency as compared to the prior-year quarter; up 10% in U.S. dollars and up 8% in local currency excluding Belmond Grand Hotel Europe

•	Third quarter total revenue of $187.8 million, a $1.5 million or 1% decrease from prior-year quarter

•	Third quarter total adjusted EBITDA up $0.9 million or 2% to $53.5 million; up $7.8 million or 18% excluding Inn at Perry Cabin and Belmond Grand Hotel Europe

•	Announced new business expansion with Ireland's first luxury overnight train, expected to commence operations in summer 2016

•	Executed new management agreement with Cadogan Estates to expand Belmond Cadogan Hotel with the addition of Durley House

•	Launched inaugural Belmond brand advertising campaign in September with full-page, color advertisements in The New York Times and The Wall Street Journal

•	Completed $86.0 million refinancing of Belmond Charleston Place term loan

HAMILTON, BERMUDA - November 5, 2014. Belmond Ltd. (NYSE: BEL, belmond.com) (formerly Orient-Express Hotels Ltd., NYSE:OEH) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the third quarter ended September 30, 2014.

Total revenue in the third quarter of 2014 was $187.8 million, down $1.5 million or 1% from $189.3 million in the third quarter of 2013. Total hotels revenue for the third quarter was $158.7 million, a decrease of $3.4 million or 2% from $162.1 million in the third quarter of 2013. Excluding a $4.4 million year-over-year decrease resulting from the March 2014 sale of Inn at Perry Cabin by Belmond in St. Michaels, Maryland, total hotels revenue for the third quarter of 2014 increased $1.0 million or 1% over the prior-year quarter. Total hotels revenue growth was also negatively impacted by Belmond Grand Hotel Europe, St. Petersburg, Russia, which reported a year-over-year revenue decrease of $8.5 million primarily as a result of a challenging geopolitical environment in 2014, a strong comparative prior-year quarter, which benefited from the September 2013 G-20 summit in St. Petersburg, and a 17% year-over-year deprecation in the ruble. Excluding these two properties, total hotels revenue for the third quarter of 2014 increased $9.5 million or 7% over the third quarter of 2013.

Same store RevPAR for owned hotels, which excludes Inn at Perry Cabin, in the third quarter of 2014 increased 2% in both U.S. dollars and local currency over the prior-year quarter as a result of a 6% increase in average daily rate ("ADR") in both U.S. dollars and local currency, partially offset by a 2 percentage point decrease in occupancy. Representing 10% of the Company’s total owned hotel keys, Belmond Grand Hotel Europe's year-over-year RevPAR decrease significantly impacted the Company's total RevPAR growth. Excluding this hotel, same store RevPAR for the third quarter of 2014 increased 10% in U.S. dollars and 8% in local currency.

Total trains & cruises revenue in the third quarter of 2014 of $29.1 million increased $1.9 million or 7% over $27.2 million in the third quarter of 2013 due largely to revenue growth of $1.0 million or 19% from the Company's PeruRail joint venture primarily as a result of an improvement in 2014 in the Company's management fee structure for this business and an increase of $0.6 million or 8% from the Venice Simplon-Orient-Express primarily as a result of a 4% year-over-year appreciation in sterling.

Total adjusted EBITDA was $53.5 million for the third quarter of 2014, an increase of $0.9 million or 2% over $52.6 million in the third quarter of 2013. A $5.4 million year-over-year decline in adjusted EBITDA at Belmond Grand Hotel Europe and $1.6 million decrease in EBITDA resulting from the March 2014 sale of Inn at Perry Cabin combined to depress an otherwise healthy increase over the prior period. Excluding these two properties, total adjusted EBITDA for the third quarter of 2014 increased $7.8 million or 18% over the prior-year period.

Adjusted net earnings from continuing operations for the third quarter of 2014 were $17.0 million ($0.16 per common share), a decrease of $1.2 million from adjusted net earnings of $18.2 million ($0.18 per common share) in the third quarter of 2013. This decrease is primarily the result of an increase in tax expense due largely to an increase in earnings before tax and and a change in the Company's profits mix as compared to the prior-year quarter.

John Scott, president and chief executive officer, remarked: “In the face of disruptions to our hotel in Russia as well as the near-term impact of executing on several long-term strategic initiatives, I am satisfied with our EBITDA growth for the third quarter of 2014. Strong year-over-year growth from our hotels in continental Europe and Belmond El Encanto, Santa Barbara, California, on top of an impressive 80% combined EBITDA increase from our two Brazilian hotels due largely to the 2014 FIFA World Cup, offset declines from our Asian hotel and river cruise operations. Excluding Belmond Grand Hotel Europe, same store RevPAR growth of 10% in U.S. dollars illustrates that our geographically diverse portfolio provided a natural offset against many of the macro challenges we contended with during the third quarter of 2014.

"I am pleased by the success of our recent property-level investments, including the addition of six new junior suites at Belmond Villa Sant'Andrea, Taormina, Sicily. The hotel’s EBITDA for the third quarter of 2014 grew 45% over the prior-year quarter due largely to these new suites. This project is a prime example of our ongoing efforts to identify and execute on attractive investments in our existing portfolio. I am also excited about the recent launch of our Belmond brand advertising campaign and the execution of two new agreements that will help us continue to lay the foundation for future growth. Belmond Grand Hibernian, which we announced earlier today, is scheduled to launch in the summer of 2016. Building on the success of Belmond Royal Scotsman, our luxury train in Scotland, this new train will complement our successful U.K.-based luxury train experiences. Additionally, we recently signed our newest management agreement with the owners of Belmond Cadogan Hotel, London, United Kingdom to operate Durley House, which will offer 15 private-residence-style luxury units when it reopens following renovation, which is currently scheduled to be in the summer of 2016.

"Looking forward, we expect to finish the year with a solid fourth quarter. Even so, the challenges that we have contended with in 2014 at Belmond Grand Hotel Europe and in our Asian hotel portfolio will have an impact on our full year 2014 RevPAR performance. As a result, we are revising our 2014 same store RevPAR guidance to a range of between of 1% and 5% local currency growth over 2013."

Company Highlights

•
Expands portfolio of leading global travel experiences with first luxury train in Ireland — Earlier today, the Company announced Belmond Grand Hibernian, the first luxury rail experience of its kind in Ireland, which will tour the unique countryside of Ireland when it commences operations in the summer of 2016. The luxury sleeper train will accommodate up to 40 guests in 20 en-suite cabins. Belmond Grand Hibernian will build on the Company's expertise in operating a stable of the world’s most famous trains, including Belmond Royal Scotsman, currently the U.K.'s only luxury sleeper train, and the legendary Venice Simplon-Orient-Express.

•
Executes agreement with Cadogan Estates to manage Durley House in London — Following the Company's July 2014 agreement with Cadogan Estates Limited to manage The Cadogan hotel in London, the Company signed an additional agreement with the same owner to operate Durley House, an all-suite, private-residence-style property located within the same block of Sloane Street as Belmond Cadogan Hotel in the prestigious Knightsbridge area of London. As with the hotel, Durley House is currently undergoing a renovation and is expected to reopen in the summer of 2016. Upon reopening, the 15 renovated long-stay suites at Durley House will be serviced by Belmond Cadogan Hotel and guests will have full use of the hotel’s facilities.

•
Builds brand awareness with inaugural print and online advertising campaign — In September, the Company commenced its first large-scale print and online advertising campaign to build awareness of the Belmond brand. The campaign includes multiple placements in consumer lifestyle and travel magazines continuing throughout the remainder of 2014 and into 2015.

•
Extends debt maturity profile with refinancing of term loan secured by Belmond Charleston Place, South Carolina — On August 27, 2014, the Company refinanced its $83.2 million term loan secured by Belmond Charleston Place one year ahead of the loan's October 2015 maturity date with a new $86.0 million term loan due in August 2019. Terms of the new loan are favorable, with no required amortization payments and an interest rate margin of 2.12% for the new term loan as compared to $1.6 million of annual amortization payments and an interest rate margin of 3.5% for the previous term loan.

Operating Performance

Owned hotels:
Europe:
In the third quarter of 2014, revenue from owned hotels was $94.5 million, a decrease of $2.8 million or 3% from $97.3 million in the third quarter of 2013. Due to the convergence of a number of unrelated events, revenue at Belmond Grand Hotel Europe decreased $8.5 million from the prior-year quarter. Partially offsetting this decline, the Company's hotels in continental Europe and the United Kingdom experienced combined revenue growth of $5.7 million or 7% over the third quarter of 2013. Belmond Grand Hotel Europe's results for the third quarter of 2014 continued to be negatively impacted by low business volumes resulting from the political situation in Ukraine, increased local competition, softness in food and beverage revenue partially as a result of the closing two of the hotel's restaurants for renovation and the year-over-year depreciation in the Russian ruble. Additionally, year-over-year comparisons for Belmond Grand Hotel Europe were impacted by the non-recurring 2013 G-20 summit, which took place in St. Petersburg in September 2013 and drove unusually strong third quarter results for the hotel in 2013. Growth from other hotels in the region partially offset Belmond Grand Hotel Europe's decline, with particular strength from Belmond Villa Sant'Andrea, where revenue increased $1.7 million or 25% over the prior-year quarter due in part to six new junior suites introduced in May 2014. Additionally, Belmond La Residencia, Mallorca, Spain continued to post strong results for 2014, with third quarter revenue growth of $1.3 million or 19% compared to the prior-year quarter due largely to a 13% increase in U.S. dollar RevPAR driven nearly equally by ADR and occupancy.

Same store RevPAR for owned hotels in the region was down 3% in U.S. dollars year-over-year due primarily to an 8 percentage point decrease in occupancy, partially offset by a 5% increase in U.S. dollar ADR. In local currency, same store RevPAR decreased 4% over the prior-year quarter. The decrease in third quarter 2014 occupancy was largely the result of a 19 percentage point decline in occupancy at Belmond Grand Hotel Europe as compared to the prior-year quarter. Excluding this hotel, same store RevPAR for the region increased 7% in U.S. dollars and local currency as a result of 7% ADR growth.

EBITDA for the region was $41.8 million in the quarter, a decrease of $1.3 million or 3% from $43.1 million in the third quarter of 2013. Excluding Belmond Grand Hotel Europe, EBITDA for the region increased $4.3 million or 12% over the prior-year quarter.

North America:
Revenue from owned hotels for the third quarter of 2014 was $28.3 million, down $4.6 million or 14% from $32.9 million in the third quarter of 2013. The decrease was primarily the result of a $4.4 million decrease in owned hotels revenue resulting from the March 2014 sale of Inn at Perry Cabin. Excluding this hotel, owned hotels revenue for the region decreased $0.2 million as compared to the prior-year quarter.

Same store RevPAR for owned hotels in the region, which excludes Inn at Perry Cabin, was up 6% over the prior-year quarter in both U.S. dollars and local currency. A 9% increase in ADR for the region was partially offset by a 2 percentage point decrease in occupancy, which was primarily the result of fewer group bookings at Belmond Charleston Place than in the prior-year quarter, during which the hotel experienced exceptional growth.

EBITDA for the region was $1.7 million in the quarter, down $1.2 million or 41% from $2.9 million in the third quarter of 2013 primarily as a result of Inn at Perry Cabin, which the Company sold and entered into an agreement to manage in March 2014. Excluding this hotel, which reported EBITDA of $1.6 million in the third quarter of 2013, EBITDA for the region increased $0.4 million or 27% over the prior-year quarter primarily as a result of a $0.8 million year-over-year increase in EBITDA at Belmond El Encanto, as the property continued its ramp-up in its first full year of operations.

Rest of world:
Revenue from owned hotels for the third quarter of 2014 was $33.4 million, an increase of $3.3 million or 11% compared to $30.1 million in the third quarter of 2013. This increase was the result of strong performances at the Company's two Brazilian hotels due largely to the 2014 FIFA World Cup, which impacted the first few weeks of the third quarter of 2014. Belmond Copacabana Palace, Rio de Janeiro had year-over-year revenue growth of $3.6 million or 30% and Belmond Hotel das Cataratas, Iguassu Falls recorded year-over-year revenue growth of $1.1 million or 27%. Growth at the Company's Brazilian hotels for the third quarter of 2014 was partially offset by a combined year-over-year decline of $1.2 million or 19% at the Company's Asian hotels, with Belmond Napasai, Koh Samui, Thailand continuing to be the worst affected, primarily as a result of reduced travel to the region resulting from media coverage of the political instability in Thailand earlier in 2014.

Same store RevPAR for owned hotels in the rest of world region was up 20% in local currency and 21% in U.S. dollars. RevPAR growth was predominantly driven by ADR, with third quarter ADR growth of 19% in local currency and U.S. dollars largely as a result of the World Cup. Occupancy was up 1 percentage point over the prior-year quarter.

EBITDA for the region of $7.6 million in the quarter was $1.6 million or 27% greater than EBITDA of $6.0 million in the prior-year quarter. Combined year-over-year EBITDA growth of $2.3 million or 80% at Belmond Copacabana Palace and Belmond Hotel das Cataratas was partially offset by a combined $0.8 million decrease in EBITDA at the Company's Asian hotels.

Part-owned / managed hotels:
Revenue in the third quarter of 2014 was $2.5 million, a $0.7 million or 39% increase over revenue of $1.8 million in the third quarter of 2013. This increase was primarily attributable to a $0.3 million or 118% increase from Hotel Ritz, Madrid, Spain, which continued to benefit from signs of recovery in the Spanish economy, and a $0.3 million or 15% increase from the Company's Peru hotels joint venture due largely to growth at Belmond Palacio Nazarenas, Cusco, Peru, as the hotel entered its third year of operations in June 2014.

EBITDA for the third quarter of 2014 of $2.2 million increased $0.7 million or 47% over the third quarter of 2013 due primarily to a $0.5 million or 101% increase in EBITDA from Hotel Ritz and a $0.3 million or 15% increase in EBITDA from the Company's Peru hotels joint venture.

Owned trains & cruises:
Revenue for the third quarter of 2014 was $23.2 million, up $1.0 million or 5% from $22.2 million in the third quarter of 2013. This growth was primarily the result of a $0.7 million or 29% increase in revenue from Belmond Northern Belle primarily due to operating eight more trips in the current-year quarter than in the prior-year quarter and a $0.6 million or 8% increase in revenue from the Venice Simplon-Orient-Express primarily due to a 4% year-over-year appreciation in sterling. Additionally, revenue from Belmond Afloat in France, the Company's fleet of five luxury river barges in France, grew $0.5 million or 29% primarily due to increased demand for river barge experiences in France. Growth was partially offset by a combined $0.5 million or 30% year-over-year decrease in revenue from the Company's two river cruise ships in Myanmar, Belmond Road to Mandalay and Belmond Orcaella, due to fewer trips operated for Belmond Road to Mandalay in the current-year quarter and a high-rated charter booking for Orcaella in the third quarter of 2013.

EBITDA of $2.5 million for the third quarter of 2014 decreased $0.3 million or 11% from EBITDA of $2.8 million in the third quarter of 2013 primarily due to a combined EBITDA decline of $0.3 million from Belmond Road to Mandalay and Belmond Orcaella.

Part-owned / managed trains:
EBITDA for the third quarter of 2014 of $5.9 million was $0.9 million or 18% greater than EBITDA of $5.0 million in the third quarter of 2013. This growth was primarily the result of a $1.0 million or 19% increase in EBITDA recognized for the Company’s PeruRail joint venture due largely to an improvement in the Company's management fee structure for this business starting in 2014.

Central costs:
In the third quarter of 2014, central overheads of $6.6 million were in line with central overheads of $6.6 million for the prior-year quarter.

The Company also incurred $2.7 million of non-cash share-based compensation expense compared to $2.6 million in the third quarter of 2013.

Central marketing costs in the third quarter of 2014 of $0.1 million were $0.1 million less than in the prior-year quarter. Central marketing costs for the current-year quarter included $0.5 million of media-related expenses to promote the Belmond brand, partially offset by other sales and marketing credits.

Depreciation and amortization:
Depreciation and amortization expense for the third quarter of 2014 of $12.1 million was up $1.4 million from $10.7 million in the third quarter of 2013 as a result of the recent completion of several capital projects.

Interest:
Interest expense for the third quarter of 2014 of $8.2 million was $0.4 million less than the prior-year quarter expense of $8.6 million due to a decrease in amortization of finance costs, partially offset by increases resulting from a marginally higher weighted average interest rate.

Tax:
Tax expense from continuing operations for the third quarter of 2014 was $16.4 million compared to $13.5 million in the prior-year quarter, an increase of $2.9 million, of which $1.8 million related to an increase in earnings before tax and a change in the Company's profits mix.

Investment:
In continuing its strategy of disciplined re-investment in its core assets and in projects with attractive returns, the Company invested a total of $13.6 million in its portfolio during the third quarter of 2014, including $3.9 million at

Belmond Charleston Place primarily for the hotel’s rooms renovation project; $1.9 million at Belmond Grand Hotel Europe primarily for the conversion of 19 historic rooms into six signature suites and the renovation of the hotel’s restaurants; $1.2 million at Belmond Villa Sant’Andrea primarily for six new junior suites that opened in May 2014; $0.9 million at Belmond Mount Nelson Hotel, Cape Town, South Africa primarily for the renovation of 26 suites and cottages; and the balance for routine capital expenditures.

Balance Sheet

At September 30, 2014, the Company had total debt (including the current portion) of $626.9 million and no outstanding working capital loan balances. The Company had cash balances of $161.9 million (including $3.1 million of total restricted cash, of which $0.6 million was in other assets) at September 30, 2014, resulting in total net debt of $465.0 million compared to total net debt at December 31, 2013 of $503.0 million. At September 30, 2014, the ratio of net debt to trailing twelve-month total adjusted EBITDA was 4.0 times.

Undrawn amounts available to the Company at September 30, 2014 under lines of credit, including the Company’s corporate revolving credit facility, were $101.4 million, bringing total cash availability (excluding restricted cash) at September 30, 2014 to $260.2 million.

At September 30, 2014, approximately 49% of the Company’s debt was at fixed interest rates and 51% was at floating interest rates. The weighted average maturity of the debt was approximately 6.2 years and the weighted average interest rate was 4.4%. The Company had $5.6 million of debt repayments due within twelve months.

Outlook

In the second and third quarters of 2014, the Company experienced significant year-over-year declines in revenue and EBITDA at Belmond Grand Hotel Europe. As the fourth quarter is traditionally a seasonally slower period in St. Petersburg, the Company does not currently anticipate that this hotel will experience year-over-year revenue or EBITDA decreases of a similar magnitude in the fourth quarter of 2014 as it recorded in the second and third quarters.

The Company is providing the following RevPAR and other guidance for the fourth quarter and full year 2014:

	Fourth Quarter 2014	Full Year 2014

Owned hotels same store RevPAR growth guidance (1) (2)

In U.S. dollars (3)
Europe	(22%) - (18%)	(5%) - (1%)
North America	7% - 11%	(1%) - 3%
Rest of world	(4%) - 0%	3% - 7%
Worldwide	(6%) - (2%)	(2%) - 2%

In local currency
Europe	1% - 5%	(3%) - 1%
North America	7% - 11%	0% - 4%
Rest of world	2% - 6%	11% - 15%
Worldwide	4% - 8%	1% - 5%

Statement of operations guidance ($ millions)

Central overheads	$5.0 - $6.0	$26.1 - $27.1
Share-based compensation	$2.0 - $3.0	$7.7 - $8.7
Central marketing costs	$1.5 - $2.5	$4.0 - $5.0
Depreciation & amortization	$12.0 - $13.0	$49.0 - $50.0
Interest	$7.0 - $8.0	$32.5 - $33.5
Tax expense	$2.7 - $3.7	$21.0 - $22.0

Cash flow guidance ($ millions)

Cash interest expense	$6.5 - $7.5	$29.4 - $30.4
Cash taxes	$7.4 - $8.4	$22.0 - $23.0
Scheduled loan repayments	$1.0 - $2.0	$6.7 - $7.7

(1) Projected same store RevPAR growth for the fourth quarter ending December 31, 2014 excludes the operations of Inn at Perry Cabin.

(2) Projected same store RevPAR growth for the full year ending December 31, 2014 excludes the operations of Inn at Perry Cabin, Belmond El Encanto and Belmond Miraflores Park, Lima, Peru.

(3) Projected U.S. dollar same store RevPAR growth for the fourth quarter ending December 31, 2014 includes the impact of retranslating the RevPAR results recorded for the nine months ended September 30, 2014 at the projected average foreign exchange rates for the twelve months ending December 31, 2014.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	94.5	97.3	187.2	188.5
- North America	28.3	32.9	103.9	107.9
- Rest of world	33.4	30.1	103.1	101.7
Total owned hotels	156.2	160.3	394.2	398.1
Part-owned / managed hotels	2.5	1.8	4.2	2.7
Total hotels	158.7	162.1	398.4	400.8

Owned trains & cruises	23.2	22.2	57.4	53.1
Part-owned / managed trains	5.9	5.0	11.8	10.3
Total trains & cruises	29.1	27.2	69.2	63.4

Total (1)	187.8	189.3	467.6	464.2

Analysis of earnings

Owned hotels
- Europe	41.8	43.1	63.3	63.3
- North America	1.7	2.9	15.9	17.4
- Rest of world	7.6	6.0	25.0	23.7
Total owned hotels	51.1	52.0	104.2	104.4
Part-owned / managed hotels	2.2	1.5	3.5	1.3
Total hotels	53.3	53.5	107.7	105.7

Owned trains & cruises	2.5	2.8	4.2	4.3
Part-owned / managed trains	5.9	5.0	11.8	10.3
Total trains & cruises	8.4	7.8	16.0	14.6

Central overheads	(6.6)	(6.6)	(21.1)	(22.1)
Share-based compensation	(2.7)	(2.6)	(5.7)	(6.5)
Central marketing costs	(0.1)	(0.2)	(2.4)	(0.8)
EBITDA before gain on disposal and impairment	52.3	51.9	94.5	90.9
Gain on disposal of property, plant and equipment	0.1	—	4.0	—
Impairment	—	—	—	(35.7)
EBITDA	52.4	51.9	98.5	55.2
Depreciation & amortization	(12.1)	(10.7)	(37.0)	(34.4)
Loss on extinguishment of debt	—	—	(14.5)	—
Interest	(8.2)	(8.6)	(25.5)	(23.7)
Foreign currency, net	0.7	(2.5)	(0.3)	0.5
Earnings / (losses) before tax	32.8	30.1	21.2	(2.4)
Tax	(16.4)	(13.5)	(18.3)	(10.2)
Net earnings / (losses) from continuing operations	16.4	16.6	2.9	(12.6)
Discontinued operations	(1.5)	(0.5)	(2.7)	(0.9)
Net earnings / (losses)	14.9	16.1	0.2	(13.5)
Net losses / (earnings) attributable to non-controlling interests	—	—	0.1	(0.1)
Net earnings / (losses) attributable to Belmond Ltd.	14.9	16.1	0.3	(13.6)

Net earnings / (losses) per common share attributable to Belmond Ltd.	0.14	0.16	—	(0.13)
Number of shares – millions	103.92	103.34	103.79	103.14

(1) Comprised of revenue of $183.5 million (2013 - $185.3 million) and earnings from unconsolidated companies of $4.3 million (2013 - $4.0 million) for the three months ended September 30, 2014, and revenue of $461.7 million (2013 - $458.6 million) and earnings from unconsolidated companies of $5.9 million (2013 - $5.6 million) for the nine months ended September 30, 2014.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Room Nights Available
Europe	86,296	86,756	213,422	219,013
North America	63,140	70,346	199,575	204,454
Rest of world	94,484	93,288	280,371	276,822
Worldwide	243,920	250,390	693,368	700,289

Rooms Nights Sold
Europe	58,638	63,803	124,632	132,321
North America	41,422	47,872	130,284	140,085
Rest of world	47,589	46,311	151,212	153,892
Worldwide	147,649	157,986	406,128	426,298

Occupancy
Europe	68%	74%	58%	60%
North America	66%	68%	65%	69%
Rest of world	50%	50%	54%	56%
Worldwide	61%	63%	59%	61%

Average Daily Rate (in US dollars)
Europe	967	922	864	827
North America	353	347	418	400
Rest of world	429	359	421	385
Worldwide	621	583	556	527

RevPAR (in US dollars)
Europe	657	678	505	499
North America	232	236	273	274
Rest of world	216	178	227	214
Worldwide	376	368	326	321

Same Store RevPAR (in US dollars) (1)
Europe	657	678	505	499
North America	232	218	275	272
Rest of world	216	178	235	214
Worldwide	376	367	336	327

Same Store RevPAR (% change)	US dollar	Local currency	US dollar	Local currency
Europe	(3)%	(4)%	1%	—%
North America	6%	6%	1%	1%
Rest of world	21%	20%	10%	18%
Worldwide	2%	2%	3%	4%

(1) Same store RevPAR for the three months ended September 30, 2014 excludes the operations of Inn at Perry Cabin. Same store RevPAR for the nine months ended September 30, 2014 excludes the operations of Inn at Perry Cabin, Belmond El Encanto and Belmond Miraflores Park.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	September 30,	December 31,
	2014	2013

Assets
Cash	158.8	123.2
Restricted cash	2.5	6.0
Accounts receivable	38.7	35.5
Due from unconsolidated companies	9.3	11.8
Prepaid expenses and other	25.2	25.9
Inventories	40.8	45.0
Other assets held for sale	—	34.4
Total current assets	275.3	281.8

Property, plant & equipment, net of accumulated depreciation	1,222.1	1,309.6
Investments in unconsolidated companies	67.6	63.4
Goodwill	141.2	156.9
Other intangible assets	14.1	14.2
Other assets	59.6	54.0

Total assets (1)	1,779.9	1,879.9

Liabilities and Equity
Working capital loans	—	0.1
Accounts payable	25.1	23.8
Accrued liabilities	80.9	74.2
Deferred revenue	42.1	37.0
Other liabilities held for sale	—	1.6
Current portion of long-term debt and capital leases	5.6	72.8
Total current liabilities	153.7	209.5

Long-term debt and obligations under capital leases	621.3	566.9
Deferred income taxes	159.7	169.4
Other liabilities	26.9	23.4

Total liabilities (2)	961.6	969.2

Shareholders’ equity	817.2	908.3
Non-controlling interests	1.1	2.4
Total equity	818.3	910.7

Total liabilities and equity	1,779.9	1,879.9

(1) Balance at September 30, 2014 includes $207.3 million (December 31, 2013 - $200.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at September 30, 2014 includes $182.4 million (December 31, 2013 - $179.1 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

EBITDA	52.4	51.9	98.5	55.2

Adjusted items:
Pre-opening expenses (1)	—	—	—	2.7
Management restructuring (2)	0.8	0.2	0.3	3.3
Write-down of assets (3)	0.2	0.2	0.2	0.9
Acquisition proposal costs (4)	—	—	—	(0.1)
Brand-related costs (5)	—	—	0.1	—
Amortization of share-based compensation (6)	—	0.3	—	0.6
Write-off of deferred financing costs in joint venture (7)	—	—	0.5	—
VAT settlement provision (8)	0.4	—	0.7	—
Gain on sale of hotel business (9)	(0.1)	—	(4.0)	—
Gain on disposal of building (10)	(0.2)	—	(0.2)	—
Impairment (11)	—	—	—	35.7

Total adjusted EBITDA	53.5	52.6	96.1	98.3

Reported net earnings / (losses) attributable to Belmond Ltd.	14.9	16.1	0.3	(13.6)
Net losses / (earnings) attributable to non-controlling interests	—	—	0.1	(0.1)
Reported net earnings / (losses)	14.9	16.1	0.2	(13.5)
Discontinued operations net of tax	(1.5)	(0.5)	(2.7)	(0.9)
Net earnings / (losses) from continuing operations	16.4	16.6	2.9	(12.6)

Adjusted items net of tax:
Pre-opening expenses (1)	—	—	—	1.8
Management restructuring (2)	0.7	0.2	0.1	2.6
Write-down of assets (3)	0.1	0.2	0.1	0.7
Acquisition proposal costs (4)	—	—	—	(0.1)
Brand-related costs (5)	—	—	0.1	—
Amortization of share-based compensation (6)	—	0.2	—	0.7
Write-off of deferred financing costs in joint venture (7)	—	—	0.3	—
VAT settlement provision (8)	0.4	—	0.8	—
Gain on sale of hotel business (9)	(0.1)	—	(2.4)	—
Gain on disposal of building (10)	(0.1)	—	(0.1)	—
Impairment (11)	—	—	—	35.7
Loss on extinguishment of debt (12)	—	—	11.6	—
Government grant (13)	—	(0.8)	—	(0.8)
Interest adjustments (14)	0.1	—	0.1	0.4
Foreign currency, net (15)	(0.5)	1.8	0.2	(0.6)

Adjusted net earnings / (losses) from continuing operations	17.0	18.2	13.7	27.8

Reported EPS	0.14	0.16	—	(0.13)
Reported EPS from continuing operations	0.16	0.16	0.03	(0.12)
Adjusted EPS from continuing operations	0.16	0.18	0.13	0.27
Number of shares (millions)	103.92	103.34	103.79	103.14

(1) Pre-opening expenses at Belmond El Encanto and Belmond Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Amortization of share-based compensation liability for employees who have already reached retirement age
(7) Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
(8) Provision for settlement related to value added tax settlement
(9) Gain on disposal of property, plant and equipment at Inn at Perry Cabin
(10) Gain on sale of building at one owned property
(11) Non-cash impairment charge related to long-lived assets
(12) Write-off of unamortized deferred financing costs, swap cancellation costs, prepayment fees and extension fees, all pertaining to loans subsequently repaid
(13) Reduction in depreciation due to receipt of government grant
(14) Write-off of unamortized deferred financing costs and change in fair value for interest swaps that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships

(15) Foreign currency, net is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

$ millions	Twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
	2014	2014	2013	2013

EBITDA	113.9	98.5	55.2	70.6

Adjusted items:
Pre-opening expenses (1)	0.3	—	2.7	3.0
Management restructuring (2)	1.6	0.3	3.3	4.6
Write-down of assets (3)	0.2	0.2	0.9	0.9
Acquisition proposal costs (4)	—	—	(0.1)	(0.1)
Brand-related costs (5)	2.0	0.1	—	1.9
Amortization of share-based compensation (6)	1.2	—	0.6	1.8
Write-off of deferred financing costs in joint venture (7)	0.5	0.5	—	—
VAT settlement provision (8)	0.8	0.7	—	0.1
Gain on sale of hotel business (9)	(4.0)	(4.0)	—	—
Gain on disposal of building (10)	(0.2)	(0.2)	—	—
Impairment (11)	0.7	—	35.7	36.4
Post-retirement benefit (12)	0.5	—	—	0.5

Total adjusted EBITDA	117.5	96.1	98.3	119.7

EBITDA	113.9	98.5	55.2	70.6

Depreciation and amortization	(51.3)	(37.0)	(34.4)	(48.7)
(Loss) / gain on extinguishment of debt	(11.0)	(14.5)	—	3.5
Interest	(35.0)	(25.5)	(23.7)	(33.2)
Foreign exchange	0.1	(0.3)	0.5	0.9
Earnings / (losses) before tax	16.7	21.2	(2.4)	(6.9)
Tax	(27.4)	(18.3)	(10.2)	(19.3)
Net earnings / (losses) from continuing operations	(10.7)	2.9	(12.6)	(26.2)
Discontinued operations	(7.1)	(2.7)	(0.9)	(5.3)
Net losses	(17.8)	0.2	(13.5)	(31.5)

(1) Pre-opening expenses at Belmond El Encanto and Belmond Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Amortization of share-based compensation liability for employees who have already reached retirement age
(7) Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
(8) Provision for settlement related to value added tax settlement
(9) Gain on disposal of property, plant and equipment at Inn at Perry Cabin
(10) Gain on sale of building at one owned property
(11) Non-cash impairment charges related to long-lived assets
(12) Charge due to change in basis of calculation of post-retirement benefit at one owned property

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	September 30, 2014	December 31, 2013

Cash
Cash and cash equivalents	158.8	123.2
Restricted cash (including $0.6 million / $7.6 million classified within long-term other assets on the balance sheet)	3.1	13.6

Total cash	161.9	136.8

Total debt
Working capital loans	—	0.1
Current portion of long-term debt and capital leases	5.6	72.8
Long-term debt and obligations under capital leases	621.3	566.9

Total debt	626.9	639.8

Net debt	465.0	503.0

Total adjusted EBITDA	117.5	119.7

Net debt / adjusted EBITDA	4.0x	4.2x

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, November 6, 2014 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 254 0808 (US toll free), +44 (0)145 254 1003 (standard international access) or 0800 694 5707 (UK free phone). The conference ID number is 12457691. A re-play of the conference call will be available by telephone until 1:00 p.m. EST on Thursday, November 13, 2014 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international) or 0800 953 1533 (UK free phone). The conference ID number is 12457691. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Orient Express is a trademark of SNCF. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands and possible challenges to the Company’s ownership of new brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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